EXHIBIT 5
(313) 465-7000
Fax: (313) 465-8000
www.honigman.com

January 29, 2014

Tecumseh Products Company
5683 Hines Dr.
Ann Arbor, MI 48108

Ladies and Gentlemen:

We are writing with respect to the registration statement on Form S-4, being filed on January 29, 2014 by Tecumseh Products Company, a Michigan corporation (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”). The Company is filing the Registration Statement for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 18,479,684 Common Shares, no par value per share (“Common Shares”), to be issued in the recapitalization (the “Recapitalization”) described in the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”). If the Recapitalization is approved by the requisite votes of the Company’s shareholders as described in the Proxy Statement/Prospectus, and if the Recapitalization is thereafter made effective by filing a corresponding certificate of amendment to the Company’s articles of incorporation or amended and restated articles of incorporation with the Michigan Department of Licensing and Regulatory Affairs, Corporations, Securities & Commercial Licensing Bureau (the “Bureau”), each outstanding share of the Company’s Class A Common Stock will be reclassified and converted into one Common Share, and each outstanding share of the Company’s Class B Common Stock will be reclassified and converted into one Common Share. The Common Shares will be issued upon reclassification and conversion of issued and outstanding Class A Common Stock and Class B Common Stock.
In connection with the Registration Statement, we, as your counsel, have examined such certificates, instruments, and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.
On the basis of such examination and review, we advise you that in our opinion, when (1) the Registration Statement has become effective, (2) the Recapitalization has been approved by the requisite votes of the Company’s shareholders as described in the Proxy Statement/Prospectus, and (3) the Recapitalization has thereafter been made effective by filing a corresponding certificate of amendment to the Company’s articles of incorporation or amended and restated articles of incorporation with the Bureau, (i) the Common Shares will have been duly authorized by all necessary corporate action on the part of the Company, and (ii) the Common Shares into which the Company’s outstanding Class A Common Stock and Class B Common Stock will be reclassified and converted by virtue of the Recapitalization will be validly issued, fully paid, and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP
Honigman Miller Schwartz and Cohn LLP

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